Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED

OF

MCEWEN MINING INC.

Pursuant to Section 7-110-103 of the Colorado Business Corporation Act, McEwen Mining Inc., a Colorado corporation (the “Corporation”), adopts the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation, as amended (the “Articles”) and hereby certifies as follows:

1.	The name of the Corporation is MCEWEN MINING INC.

2.	The board of directors of the Corporation duly approved the following amendment to the Articles and recommended it for approval by the shareholders of the Corporation on April 28, 2023 and the shareholders of the Corporation duly approved said amendment on June 29, 2023.

3.	Article IV of the Corporation’s Articles is hereby amended and restated to read in its entirety as follows:

CAPITAL

A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 210,000,000, of which (i) 200,000,000 shares, no par value, shall be Common Stock, and (ii) 10,000,000 shares, no par value, shall be Preferred Stock.

B. Common Stock.

(1)  Dividends. Dividends in cash, property, or shares of the Corporation may be paid upon the Common Stock, as and when declared by the board of directors, out of funds of the Corporation to the extent and in the manner permitted by law.

(2)  Distribution in Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, pro rata to the holders of Common Stock. The board of directors may, from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, in the manner permitted and upon compliance with limitations imposed by law.

(3)  Voting Rights; Cumulative Voting. Each outstanding share of Common stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of directors of the Corporation.

C. Preferred Stock. Shares of Preferred Stock may be divided into such series as may be established, from time to time, by the board of directors. The board of directors, from time to time, may fix and determine the designation and number of shares of any series, the voting powers, if any, of the shares of such series and the relative, participating, optional or other rights and preferences of the shares of any series so established as to distinguish the shares thereof from the shares of all other series. The board of directors is also authorized, within limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any such series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such other series and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such other series, including preferences with respect to any other series of Preferred Stock, in each case, so far as not inconsistent with the provisions of these Second Amended and Restated Articles of Incorporation, as amended, or the Act as then in effect. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

D. Denial of Preemptive Rights. No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the Corporation, including shares or securities held in the treasury of the Corporation.

4.	The remainder of the Articles shall remain unchanged and in full force and effect.

5.	The effective date of these Articles of Amendment shall be the date of filing with the Colorado Secretary of State.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this 30th day of June 2023.

MCEWEN MINING INC.

By:	/s/ Carmen Diges
Name:	Carmen Diges
Title:	General Counsel and Secretary

Signature Page to Articles of Amendment